UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under Sec.240.14a-12

RenaissanceRe Holdings Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following information supplements and amends the Definitive Proxy Statement on Schedule 14A of RenaissanceRe Holdings Ltd. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2026 (the “Proxy Statement”) in connection with the solicitation of proxies by the Company for its 2026 Annual General Meeting of Shareholders to be held on May 5, 2026 (the “Annual Meeting”).

The Proxy Statement includes a proposal (Proposal Three) to approve the RenaissanceRe Holdings Ltd. 2026 Long-Term Incentive Plan (the “2026 Plan). The purpose of this supplement is to provide additional context for our shareholders as they consider Proposal Three and to provide additional information regarding overhang, including clarification of the calculation.

This supplement should be read in conjunction with the Proxy Statement. Except as described above, this supplement does not amend, supplement or otherwise affect the Proxy Statement.

As noted in the Proxy Statement, the Board of Directors of the Company (the “Board”) believes the 2026 Plan is essential to our continued success as it remains committed to our historical philosophy of incentivizing employees by utilizing equity awards to tie a significant portion of their compensation to the long-term interests of our shareholders.

Specifically, we would like to emphasize:

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We structured the 2026 Plan to be consistent with our historical practices, including the Company’s First Amended and Restated 2016 Long-Term Incentive Plan (the “2016 Plan”). We expect that the 2026 Plan will last us for five years.

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If the 2026 Plan is not approved, we may not have sufficient shares under the 2016 Plan to satisfy the anticipated need for additional grants to our employees. This would put us at a disadvantage for recruiting, retaining and motivating high caliber individuals critical to our growth and profitability.

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We believe the Company has a strong record of being good stewards of our shareholders’ capital. Between April 1, 2024 and February 6, 2026 we repurchased approximately $2.4 billion of common shares and reduced our share count by approximately 18%, which increases the overhang calculation described below.

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We have fewer shares outstanding than we did in 2022 when we last asked shareholders to approve an equity plan increase, despite issuing a significant number of shares in 2023 in connection with the Validus acquisition.

Our Proxy Statement is hereby updated to replace the final paragraph on page 77 of the Proxy Statement with the following paragraph to provide additional information regarding overhang, including clarification of the calculation:

After giving effect to the adoption of the 2026 Plan, the total fully-diluted overhang as of March 12, 2026 would be 6.2%. In this context, fully-diluted overhang is calculated as the sum of shares underlying outstanding awards and shares available for future awards (numerator) divided by common shares outstanding (denominator), with all data effective as of March 12, 2026. If shares underlying outstanding awards are not included in the numerator, the above figure results in an overhang of 3.8%.

We value the support of our shareholders and request your support at the Annual Meeting.